 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 16, 2013 with respect to the consolidated financial statements of American Realty Capital Hospitality Trust, Inc. (a Maryland Corporation in the Development Stage) for the period from July 25, 2013 (date of inception) to August 7, 2013 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

January 3, 2014